Exhibit 99


                Eaton Reports Third Quarter Net Income Per Share
                             Up 25 Percent To $1.62


    CLEVELAND--(BUSINESS WIRE)--Oct. 16, 2006--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.62 for the third quarter of 2006, an increase of 25 percent over net income per share of $1.30 in the third quarter of 2005. Sales in the quarter were $3.12 billion, 13 percent above the same period in 2005. Net income was $248 million compared to $199 million in 2005, an increase of 25 percent.

    Net income in both periods included charges related to the integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the third quarter of 2006 were $1.65 versus $1.33 per share in 2005, an increase of 24 percent.

    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "Results in the third quarter were strong, with operating earnings per share coming in at the very top of our guidance. Sales growth of 13 percent in the quarter consisted of 5 percent from organic growth, 6 percent from acquisitions, and 2 percent from exchange rates. Our organic growth was comprised of 4 percent growth in our end markets and 1 percent from outgrowing our end markets.

    "We expect the growth rate in our overall end markets to weaken slightly in the fourth quarter," said Cutler. "While the non-residential electrical and hydraulics markets remain strong, and the heavy-duty truck market should post a strong finish to the year, markets likely to weaken during the quarter are the residential construction market for our electrical products, North American and Brazilian automotive production, and Brazilian agricultural equipment production.

    "We were able to make significant progress on our Excel 07 program during the third quarter," said Cutler. "The net impact of our Excel 07 program in the third quarter was a $.03 per share benefit to earnings, taking into account the costs to implement Excel 07 actions, the savings generated from past Excel 07 actions, a net gain on the sale of non-strategic product lines, and benefits from the resolution of tax audits. The Excel 07 announcements during the quarter were in total the largest set of quarterly actions this year, and with these actions behind us, we anticipate a smaller number of new Excel 07 actions during the fourth quarter."

    Excel 07 is the program Eaton initiated in the first quarter of 2006 to address resource levels and operating performance in businesses which underperformed in 2005 and businesses in which markets are expected to soften during the second half of 2006 and 2007.

    "We are very pleased with our overall results and the achievement of our strategic objectives thus far in 2006," said Cutler. "The overall economic picture during 2006 has evolved very much along the lines we had anticipated at the start of the year, our acquisition integration activities are meeting our expectations, and our Excel 07 program is on plan.

    "We closed two acquisitions during the quarter, the acquisitions of the Senyuan International Chinese medium-voltage electrical business and the Ronningen-Petter filtration business," said Cutler. "The annualized sales of all acquisitions closed so far during 2006 total approximately $210 million.

    "Our operating cash flow in the third quarter was $448 million, a record for quarterly cash flow," said Cutler. "That compares to operating cash flow in the third quarter of 2005 of $296 million.

    "We repurchased $69 million of stock during the third quarter, and a total of $132 million so far in 2006. We ended the third quarter with $701 million of cash and short-term investments on our balance sheet and a ratio of net debt to capital of 29 percent," said Cutler. "This gives us substantial capacity for further acquisitions or share repurchases.

    "In light of the slowing growth rate in our overall end markets, we anticipate that net income per share for the fourth quarter of 2006 will be between $1.45 and $1.55, and as a result, we are narrowing our guidance for net income per share for full year 2006 to between $6.07 and $6.17. Operating earnings per share, which exclude charges to integrate our recent acquisitions, are anticipated for the fourth quarter of 2006 to be between $1.50 and $1.60, with operating earnings per share for full year 2006 to be between $6.23 and $6.33."

    Business Segment Results

    Third quarter sales for the Electrical segment were $1.08 billion, up 10 percent over 2005 and a quarterly record. Operating profits in the third quarter were $116 million. Operating profits before acquisition integration charges were $117 million, up 2 percent from results in 2005. Excel 07 net costs incurred in the Electrical segment in the third quarter totaled $6 million.

    "End markets for our electrical business grew about 6 percent during the third quarter," said Cutler. "While we expect the non-residential construction markets to remain very strong, the decline in the residential construction market is continuing. As a result, we expect end market growth in the Electrical segment over the balance of the year to be slightly lower, at about 5 percent.

    "Our margins were impacted during the quarter by the high level of copper prices," said Cutler. "The higher prices reduced third quarter operating profit in the Electrical segment by $9 million compared to our plan at the start of the year.

    "We are particularly pleased we were able to complete the acquisition of Senyuan International during the quarter," said Cutler. "Senyuan International, the second largest participant in the Chinese medium-voltage electrical component market, will significantly accelerate our strategy of building a substantial electrical business in China."

    In the Fluid Power segment, third quarter sales were $998 million, 29 percent above the third quarter of 2005. Excluding the impact of acquisitions, the Fluid Power segment grew 9 percent during the quarter. Fluid Power markets in the third quarter grew 5 percent compared to the same period in 2005, with global hydraulics shipments up an estimated 7 percent, commercial aerospace markets up 13 percent, defense aerospace markets flat, and European automotive production down 4 percent.

    Operating profits in the third quarter were $105 million.
Operating profits before acquisition integration charges were $110 million, up 51 percent compared to a year earlier. Excel 07 net costs incurred in the third quarter in the Fluid Power segment totaled $11 million.

    "The global hydraulics markets posted another quarter of strong growth, driven by continued investment in industrial and construction equipment worldwide," said Cutler. "We anticipate that the global hydraulics markets are likely to continue to grow over the balance of 2006 at the pace seen in the third quarter. The commercial aerospace market showed very strong growth in the quarter, while defense aerospace remained flat.

    "We closed the acquisition of the Ronningen-Petter filtration business in September," said Cutler. "Ronningen-Petter will prove to be a valuable addition to our filtration strategy."

    The Truck segment posted sales of $647 million in the third quarter, up 8 percent compared to 2005, and recorded operating profits of $122 million. Operating profits before acquisition integration charges were $123 million, up 3 percent from results in 2005. The Truck segment incurred $24 million of net Excel 07 costs during the third quarter.

    In the third quarter, NAFTA heavy-duty truck production was up 11 percent compared to 2005, NAFTA medium-duty production was up 13 percent, European truck production was up 11 percent, Brazilian vehicle production was up 1 percent, and Brazilian agricultural equipment production was down 18 percent.

    "Third quarter production of NAFTA heavy-duty trucks totaled 98,000 units, the highest quarterly production of the year," said Cutler. "We expect that for the full-year NAFTA heavy-duty production is likely to be between 355,000 units and 365,000 units, slightly higher than we previously had forecast. The increase in the heavy-duty market is being offset by the slowdown we expect during the fourth quarter in the Brazilian vehicle and agricultural equipment markets."

    The Automotive segment posted third quarter sales of $394 million, 5 percent less than the comparable quarter of 2005. Automotive production in NAFTA was down 9 percent while European production was down 4 percent compared to the third quarter of 2005.

    Operating profits in the third quarter were $6 million, down 88 percent from the third quarter of 2005 as a result of the $34 million in net Excel 07 charges incurred during the quarter. Although shown as discontinued operations, there was a net gain of $35 million after-tax during the third quarter from the sale of two automotive businesses, consisting of a $38 million after-tax gain from the sale of a European transmission and engine controls business and a $3 million after-tax loss from the sale of a small plant that manufactured specialized vehicle controls.

    "We were very pleased with our ability to undertake the large number of Automotive Excel 07 actions in the third quarter. In total, the cost of the plant closure actions was entirely offset from the two small sales we concluded during the quarter," said Cutler. "We believe the significant restructuring we have undertaken in our automotive business during 2006 will position us well to compete effectively and profitably in the changing automotive industry."

    Eaton Corporation is a diversified industrial manufacturer with 2005 sales of $11.1 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 60,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com

    Notice of Conference Call: Eaton's conference call to discuss its third quarter results is available to all interested parties via live audio webcast today at 10 a.m. Eastern Time through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

    This news release contains forward-looking statements concerning the fourth quarter 2006 and full year 2006 net income per share and operating earnings per share, the performance of our worldwide markets, revenues from acquisitions, and our Excel 07 program. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; unexpected difficulties in implementing the Excel 07 program; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and nine months ended September 30, 2006 and 2005 are available on the company's Web site, www.eaton.com.



Eaton Corporation
Comparative Financial Summary

                                    Three months       Nine months
                                 ended September 30 ended September 30
                                 ------------------ ------------------
(Millions except for per share
 data)                              2006     2005      2006     2005
                                 ---------- ------- ---------- -------

Continuing operations
  Net sales                         $3,115  $2,767     $9,268  $8,202
  Income before income taxes           225     247        750     742
  Income after income taxes           $213    $197       $671    $588

Income from discontinued
 operations, net of income taxes        35       2         38       7
                                 ---------- ------- ---------- -------
Net income                            $248    $199       $709    $595
                                 ========== ======= ========== =======

Net income per Common Share
 assuming dilution
  Continuing operations              $1.39   $1.29      $4.37   $3.80
  Discontinued operations              .23     .01        .25     .05
                                 ---------- ------- ---------- -------
                                     $1.62   $1.30      $4.62   $3.85
                                 ========== ======= ========== =======
Average number of Common Shares
 outstanding assuming dilution       153.0   152.4      153.4   154.4

Net income per Common Share basic
  Continuing operations              $1.42   $1.32      $4.45   $3.90
  Discontinued operations              .23     .01        .25     .05
                                 ---------- ------- ---------- -------
                                     $1.65   $1.33      $4.70   $3.95
                                 ========== ======= ========== =======
Average number of Common Shares
 outstanding basic                   150.5   149.1      150.7   150.7

Cash dividends paid per Common
 Share                                $.39    $.31      $1.09    $.93


Reconciliation of net income to
 operating earnings
---------------------------------
Net income                            $248    $199       $709    $595
Excluding acquisition integration
 charges (after-tax)                     5       4         17      15
                                 ---------- ------- ---------- -------
Operating earnings                    $253    $203       $726    $610
                                 ========== ======= ========== =======

Net income per Common Share
 assuming dilution                   $1.62   $1.30      $4.62   $3.85

Per share impact of acquisition
 integration charges (after-tax)       .03     .03        .11     .10
                                 ---------- ------- ---------- -------
Operating earnings per Common
 Share                               $1.65   $1.33      $4.73   $3.95
                                 ========== ======= ========== =======


See accompanying notes.




Eaton Corporation
Statements of Consolidated Income

                                    Three months       Nine months
                                 ended September 30 ended September 30
                                 ------------------ ------------------
(Millions except for per share
 data)                                2006    2005       2006    2005
                                 ---------- ------- ---------- -------

Net sales                           $3,115  $2,767     $9,268  $8,202

Cost of products sold                2,313   1,983      6,750   5,894
Selling & administrative expense       468     438      1,445   1,301
Research & development expense          86      74        248     211
Interest expense-net                    25      24         81      68
Other (income) expense-net              (2)      1         (6)    (14)
                                 ---------- ------- ---------- -------
Income from continuing operations
 before income taxes                   225     247        750     742
Income taxes                            12      50         79     154
                                 ---------- ------- ---------- -------
Income from continuing operations      213     197        671     588

Income from discontinued
 operations, net of income taxes        35       2         38       7
                                 ---------- ------- ---------- -------
Net income                            $248    $199       $709    $595
                                 ========== ======= ========== =======

Net income per Common Share
 assuming dilution
  Continuing operations              $1.39   $1.29      $4.37   $3.80
  Discontinued operations              .23     .01        .25     .05
                                 ---------- ------- ---------- -------
                                     $1.62   $1.30      $4.62   $3.85
                                 ========== ======= ========== =======
Average number of Common Shares
 outstanding assuming dilution       153.0   152.4      153.4   154.4

Net income per Common Share basic
  Continuing operations              $1.42   $1.32      $4.45   $3.90
  Discontinued operations              .23     .01        .25     .05
                                 ---------- ------- ---------- -------
                                     $1.65   $1.33      $4.70   $3.95
                                 ========== ======= ========== =======
Average number of Common Shares
 outstanding basic                   150.5   149.1      150.7   150.7

Cash dividends paid per Common
 Share                                $.39    $.31      $1.09    $.93


See accompanying notes.




Eaton Corporation
Business Segment Information

                                    Three months       Nine months
                                 ended September 30 ended September 30
                                 ------------------ ------------------
(Millions)                          2006     2005      2006     2005
                                 ---------- ------- ---------- -------

Net sales
Electrical                          $1,076    $978     $3,081  $2,750
Fluid Power                            998     774      2,998   2,401
Truck                                  647     601      1,900   1,739
Automotive                             394     414      1,289   1,312
                                 ---------- ------- ---------- -------
                                    $3,115  $2,767     $9,268  $8,202
                                 ========== ======= ========== =======

Operating profit
Electrical                            $116    $111       $332    $269
Fluid Power                            105      73        319     243
Truck                                  122     119        372     348
Automotive                               6      48        103     179

Corporate
Amortization of intangible assets      (13)     (7)       (35)    (21)
Interest expense-net                   (25)    (24)       (81)    (68)
Minority interest                       (3)     (2)        (6)     (4)
Pension & other postretirement
 benefit expense                       (40)    (29)      (120)    (89)
Stock option expense                    (7)      -        (20)      -
Other corporate expense-net            (36)    (42)      (114)   (115)
                                 ---------- ------- ---------- -------
Income from continuing operations
 before income taxes                   225     247        750     742
Income taxes                            12      50         79     154
                                 ---------- ------- ---------- -------
Income from continuing operations      213     197        671     588

Income from discontinued
 operations, net of income taxes        35       2         38       7
                                 ---------- ------- ---------- -------
Net income                            $248    $199       $709    $595
                                 ========== ======= ========== =======


See accompanying notes.




Eaton Corporation
Condensed Consolidated Balance Sheets

                                                    Sept. 30, Dec. 31,
(Millions)                                            2006     2005
                                                    --------- --------

Assets
Current assets
----------------------------------------------------
Cash                                                    $129     $110
Short-term investments                                   572      226
Accounts receivable                                    2,025    1,785
Inventories                                            1,239    1,099
Deferred income taxes & other current assets             436      358
                                                    --------- --------
                                                       4,401    3,578

Property, plant & equipment-net                        2,202    2,175
Goodwill                                               3,156    3,139
Other intangible assets                                  833      626
Deferred income taxes & other assets                     662      700
                                                    --------- --------
                                                     $11,254  $10,218
                                                    ========= ========

Liabilities & Shareholders' Equity
Current liabilities
----------------------------------------------------
Short-term debt, primarily commercial paper             $390     $394
Current portion of long-term debt                        314      240
Accounts payable                                       1,022      810
Accrued compensation                                     280      277
Accrued income & other taxes                             269      305
Other current liabilities                              1,130      942
                                                    --------- --------
                                                       3,405    2,968

Long-term debt                                         1,770    1,830
Postretirement benefits other than pensions              526      537
Pensions & other liabilities                           1,165    1,105
Shareholders' equity                                   4,388    3,778
                                                    --------- --------
                                                     $11,254  $10,218
                                                    ========= ========


See accompanying notes.


    Eaton Corporation

    Notes to Third Quarter 2006 Earnings Release

    Dollars in millions, except for per share data (per share data assume dilution)

    Discontinued Automotive Operations

    In third quarter 2006, certain product lines of the Automotive segment were sold, resulting in a $35 after-tax gain, or $.23 per Common Share. As a result of these sales, the consolidated financial statements present these operations as discontinued operations.

    Acquisitions of Businesses

    In 2006 and 2005, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of the larger transactions follows:



                                 Date of      Business
                                acquisition    segment   Annual sales
                              -------------- ----------- -------------

2006 Acquisitions
-----------------------------
Senyuan International         September 14,  Electrical  $47 for 2005
 Holdings Limited                  2006
  A Chinese based
   manufacturer of vacuum
   circuit breakers and
   other electrical
   switchgear components

Ronningen-Petter business     September 5,   Fluid Power $30 for 2005
 unit of Dover Resources,          2006
 Inc.
  A U.S. based manufacturer
   of industrial fine filters
   and components

Synflex business unit of      March 31, 2006 Fluid Power $121 for 2005
 Saint-Gobain Performance
 Plastics Corporation
  A U.S. based manufacturer
   of thermoplastic hoses
   and tubing

Marina Power and Lighting     March 24, 2006 Electrical  $11 for 2005
  A U.S. manufacturer of
   marine duty electrical
   distribution products

2005 Acquisitions
-----------------------------
Aerospace division of          December 6,   Fluid Power $150 for the
 PerkinElmer, Inc.                 2005                    year ended
                                                         June 30, 2005

Aerospace fluid and air        November 1,   Fluid Power $210 for 2004
 division of Cobham plc            2005

Assets of Pringle Electrical   October 11,   Electrical  $6 for 2004,
Manufacturing Company              2005                  one-third of
  A U.S. manufacturer of                                  which were
   bolted contact switches                                 to Eaton
   and other specialty
   switches

Industrial filtration         September 6,   Fluid Power $100 for the
 business of Hayward               2005                    year ended
 Industries, Inc.                                        June 30, 2005

Tractech Holdings, Inc.        August 17,    Automotive  $43 for 2004
                                   2005

Morestana S.A. de C.V.        June 30, 2005  Automotive  $13 for 2004

Winner Group Holdings Ltd.    March 31, 2005 Fluid Power $26 for 2004

Pigozzi S.A. Engrenagens e    March 1, 2005     Truck    $42 for 2004
 Transmissoes


    Acquisition Integration Charges

    In 2006 and 2005, Eaton incurred charges related to the integration of acquired businesses. Charges in 2006 related to primarily the following acquisitions: Powerware, the electrical power systems business acquired in June 2004 and the Pringle electrical switch business acquired in 2005; several acquisitions in 2005 in Fluid Power, including the acquired operations of PerkinElmer, Inc., Cobham plc, Hayward, and Winner; and the Pigozzi, Tractech, and Morestana businesses acquired in 2005. Charges in 2005 related to primarily the following acquisitions: Powerware, the electrical division of Delta plc acquired in January 2003, and the Boston Weatherhead fluid power business acquired in November 2002. A summary of these charges follows:



                   Acquisition                     Operating profit
                   integration   Operating profit  before acquisition
                      charges       as reported    integration charges
                  -------------- ---------------- --------------------

                            Three months ended September 30
                  ----------------------------------------------------
                   2006    2005    2006    2005     2006       2005
                  ------- ------ -------- ------- --------- ----------
Electrical            $1     $4     $116    $111      $117       $115
Fluid Power            5      -      105      73       110         73
Truck                  1      1      122     119       123        120
Automotive             -      1        6      48         6         49
                  ------- ------
Pretax charges        $7     $6
                  ======= ======
After-tax charges     $5     $4
Per Common Share    $.03   $.03




                   Acquisition                     Operating profit
                   integration   Operating profit  before acquisition
                      charges       as reported    integration charges
                  -------------- ---------------- --------------------

                             Nine months ended September 30
                  ----------------------------------------------------
                    2006   2005     2006    2005      2006       2005
                  ------- ------ -------- ------- --------- ----------
Electrical            $6    $16     $332    $269      $338       $285
Fluid Power           11      5      319     243       330        248
Truck                  5      1      372     348       377        349
Automotive             3      1      103     179       106        180
                  ------- ------
Pretax charges       $25    $23
                  ======= ======
After-tax charges    $17    $15
Per Common Share    $.11   $.10


    The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment.

    Excel 07 Plant Closing Charges

    In first quarter 2006, Eaton announced, and began to implement, its Excel 07 program. This program is a series of actions intended to address resource levels and operating performance in businesses that underperformed in 2005 and businesses in which markets are expected to weaken during the second half of 2006 and in 2007. As part of the Excel 07 program there were three material plant closures announced during the third quarter.

    On September 29, 2006, the Company announced the closure of its heavy-duty truck transmission manufacturing plant in Manchester, United Kingdom, by the end of 2006. Aggregate estimated pretax charges associated with this closure are expected to be approximately $25, of which $22 were recognized in third quarter 2006. Total costs consist of cash charges of $16 for severance costs, charges of $3 related to pension costs, and $6 for other costs. This facility has 299 employees.

    On September 29, 2006, Eaton announced the closure of its manufacturing plant in Saginaw, Michigan, by second half 2008. Aggregate estimated pretax charges associated with this closure are expected to be approximately $21, of which $11 were recognized in third quarter 2006. Total costs consist of cash charges of $3 for severance costs, charges of $4 related to pension costs, $4 for the write-down of fixed capital, and $10 for other costs. This facility has 277 employees.

    On September 25, 2006, the Company announced the closure of its engine valve manufacturing plant in Montornes del Valles, Spain, by the end of 2006. Aggregate estimated pretax charges associated with this closure are expected to be approximately $19, of which $17 were recognized in third quarter 2006. Total costs consist of cash charges of $15 for severance costs, $2 for the write-down of fixed capital, and $2 million for other costs. This facility has 154 employees.

    The costs associated with Excel 07 plant closings were included in the Statements of Consolidated Income primarily in Cost of products sold. In Business Segment Information, the charges reduced Operating profit of the related business segment.

    Retirement Benefit Plans Expense

    Net income for third quarter 2006 was reduced by $17, or $.11 per Common Share, compared to third quarter 2005 due to increased pension and other postretirement benefit expense in 2006. This primarily resulted from the declines during 2000 through 2002 in the market related value of equity investments held by Eaton's pension plans, increased settlement costs in 2006, and the effect of the lowering of discount rates associated with pension liabilities at year-end 2005. Net income for first nine months 2006 was similarly reduced by $39, or $.25 per Common Share, compared to first nine months 2005. In January 2006, Eaton made a voluntary contribution of $100 to its United States qualified pension plan.

    Stock Options

    Effective January 1, 2006, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment", Eaton began to record compensation expense under the "fair-value-based" method of accounting for stock options granted to employees and directors. Expense for stock options in third quarter 2006 was $7 pretax ($6 after-tax, or $.03 both per Common Share both assuming dilution and basic). For first nine months of 2006, expense for stock options was $20 ($15 after-tax, or $.09 per Common Share both assuming dilution and basic). The Company adopted SFAS No. 123(R) using the "modified prospective application" method and, as a result, financial results for periods prior to 2006 were not restated for this accounting change.

    Income Taxes

    The effective income tax rates for continuing operations for the third quarter and first nine months of 2006 were 5.4% and 10.6%, respectively, compared to 20.2% and 20.8% for the same periods in 2005. The lower rates in 2006 were primarily due to income tax benefits of $29 in each of the second and third quarters of 2006 resulting from the favorable resolution of multiple international and U.S. income tax items. Excluding the income tax benefits resulting from the favorable resolution of income tax items, the effective income tax rates for continuing operations for third quarter 2006 was 18.5% and for the first nine months of 2006 was 18.4%.

    Repurchase of Common Shares

    In third quarter 2006, Eaton repurchased 1.050 million Common
Shares in the open market at a total cost of $69. In second quarter 2006, the Company repurchased .895 million Common Shares in the open market at a total cost of $63.

    In second quarter 2005, 3.380 million shares were repurchased in the open market at a total cost of $200. During first quarter 2005, Eaton repurchased 3.635 million Common Shares in the open market at a total cost of $250.

    Reconciliation of Financial Measures

    This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles
(GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.



    CONTACT: Eaton Corporation
             Media Relations
             Gary Klasen, 216-523-4736
             garyklasen@eaton.com
             or
             Investor Relations
             William C. Hartman, 216-523-4501